EXHIBIT 10.13

                              TAX SHARING AGREEMENT

        This Agreement is effective as of the first day of the consolidated return year ending December 31, 1996, and is entered into between Texas Petrochemical Holdings, Inc. (the "Parent"), and TPC Holding Corporation, Texas Petrochemical Corporation, and Texas Butylene Chemical Corporation (the "Subsidiaries").

                                   WITNESSETH:

        WHEREAS, the parties (hereinafter sometimes referred to as "Members"; or in the singular "Member") hereto are part of an affiliated group of corporations of which Parent is the common parent (the "TPC Affiliated Group") as defined in
Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code");
and

        WHEREAS, the TPC Affiliated Group will file a consolidated federal income tax return for its initial taxable period ending December 31, 1996 in accordance with Section 1501 of the Code and is required to file consolidated income tax returns for years subsequent to such year; and

        WHEREAS, it is the intent and desire of the parties hereto that a method be established for allocating the TPC Affiliated Group's consolidated federal regular income tax liability and its consolidated federal minimum tax liability among the Members (as required by Section 1552(a) of the Code); for reimbursing the Parent for payment of such tax liability; and to provide for the allocation and payment of any refund arising from a carryback of tax items or attributes, such as net operating losses or tax credits, from subsequent tax years.

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

        1. CONSOLIDATED FEDERAL INCOME TAX RETURN. Parent shall file a U.S. consolidated federal income tax return for the TPC Affiliated Group for the taxable year ending December 31, 1996 and for each subsequent taxable year in respect of which this Agreement is in effect and for which the TPC Affiliated Group is required or permitted to file a consolidated federal income tax return. The Parent and each of the Subsidiaries shall execute and file such consents, elections, and other documents that may be required or appropriate for the proper filing of such returns.

        2. ALLOCATION ELECTION UNDER SECTION 1552(B) OF THE CODE. Consistent with the requirements of Section 1552(b) of the Code and Sections 1.1552-1(d) of the Regulations, Parent shall, within the time permitted under the Code and the Regulations, cause the TPC

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Affiliated Group to elect a method to apportion its consolidated federal regular income tax liability from those methods permitted by the Regulations, and Parent shall cause the TPC Affiliated Group to apportion its consolidated federal regular income tax liability among the Members in accordance with such method. The Parent shall cause the TPC Affiliated Group to allocate its consolidated federal minimum tax liability as provided in Proposed Regulations Section 1.1552-1(g).

        3. ALLOCATION OF REGULAR CONSOLIDATED FEDERAL INCOME TAX LIABILITY AMONG MEMBERS. The Members agree to determine and allocate the consolidated federal regular income tax liability of the TPC Affiliated Group among themselves in the following manner:

               STEP 1. The consolidated federal regular income tax liability of the TPC Affiliated Group, as determined under Section 1.1502-2, shall be allocated to the Members as provided in Paragraph 2 of this Agreement;

               STEP 2. An additional amount shall be allocated to each Member equal to 100 percent of the excess, if any, of (i) the "separate return federal regular income tax liability" (as defined below) of such Member for the taxable year over (ii) the tax liability of such Member determined in accordance with Step 1 of Paragraph 3 of this Agreement.

               STEP 3. The total of any additional amounts allocated to Members pursuant to Step 2 of Paragraph 3 of this Agreement (including amounts allocated as a result of a carryback) shall be paid (as provided in Paragraph 7 of this Agreement) by such Members to those other Members which had such items to which such total is attributable, determined pursuant to a consistent method which reasonably reflects such items (such consistency and reasonableness to be determined by the party charged with the administration of this Agreement in accordance with Paragraph 6 of this Agreement). However, for this purpose, the amounts paid to Members will generally be deemed consistent and reasonable if, in the case of utilized net operating losses, such amount is equal to the product of the net operating losses utilized multiplied by the highest marginal federal income tax rate applicable to corporations, and in the case of utilized tax credits, such amount is 100 percent of such tax credits (unless, due to special circumstances, this would be inequitable). The Parent will maintain specific records to substantiate the determinations made under this Paragraph 3.

               a. For purposes of this Agreement, the "separate return federal regular income tax liability" of each Member for the taxable year shall be determined as if such Member were filing a separate tax return under the Code (and the term will not

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        have the same meaning as set forth in Section 1.1502-12 of the
        Regulations). For purposes of determining the "separate return federal regular income tax liability" of a Member:

                      (1) With respect to any dividends received by one Member
               from another Member, the parties will assume that such dividends qualify for the 100 percent dividends received deduction of
               Section 243 of the Code, or shall be eliminated from such calculation in accordance with Section 1.1502- 14(a)(1) of the Regulations.

                      (2) Each Member shall treat any gain or loss on
               intercompany transactions, whether deferred or not, in the manner required by Section 1.1502-13 of the Regulations.

                      (3) The Members shall determine the limitations on the
               calculation of any deduction or the utilization of any tax credits, or the calculation of a tax liability on a consolidated basis. Accordingly, the Members shall apply the limitations of Sections 38(c), 56(a), 170(b)(2), and 172(b)(2) of the Code (and
               similar limitations) on a consolidated basis.

                      (4) Elections as to the tax credits and tax computations
               which may have been different from the consolidated treatment if separate returns were filed shall be made on an annual basis by the Parent.

               b. Under the principles of Revenue Ruling 66-374, 1966-2 CB 427, the "net operating loss" of a Member is the deduction which such Member would have had available if it actually filed a separate return for the year and thus would not include any portion of a Member's net operating loss sustained in a prior or subsequent year which had been absorbed by the TPC Affiliated Group or by the Member in computing actual liabilities for prior or subsequent years. Notwithstanding the preceding sentence, no benefit under Step 3 of Paragraph 3 of this Agreement shall be granted a Member unless the carryover tax attribute or item is availed of in reducing the consolidated federal income tax liability. In calculating any benefit from a carryback or carryover of net operating losses, adjustments shall be made to such prior or subsequent year's separate return tax liability as required under Section 172(b)(2) and 172(d) of the Code. For purposes of this calculation, the election under
        Section 172(b)(3) shall be made on a separate company basis.

        4. ALLOCATION OF CONSOLIDATED FEDERAL MINIMUM TAX LIABILITY AMONG MEMBERS. The Members of the TPC Affiliated Group agree to determine and allocate the consolidated federal minimum tax liability among themselves in the following manner:

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               STEP 1. The consolidated federal minimum tax liability of the TPC
        Affiliated Group shall be allocated among the Members as provided in Paragraph 2 of this Agreement;

               STEP 2. An additional amount shall be allocated to each Member equal to 100 percent of the excess, if any of (i) the "separate return federal minimum tax liability" (as defined below) of such Member for the taxable year over (ii) the consolidated minimum tax liability allocated to such Member in accordance with Step 1 of Paragraph 4 of this Agreement.

               STEP 3. The total of any additional amounts allocated to Members pursuant to Step 2 of Paragraph 4 of this Agreement (including amounts allocated as a result of a carryback) shall be paid (as provided in Paragraph 7 of this Agreement) by such Members to those other Members which had tax items to which such total is attributable pursuant to a consistent method which reasonably reflects such items (such consistency and reasonableness to be determined by the party charged with the administration of this Agreement in accordance with Paragraph 6 of this Agreement). The Parent will maintain specific records to substantiate the determinations made under this Paragraph 4.

For purposes of this Agreement, the "separate return federal minimum tax liability" of each Member for the taxable year shall be determined as if such Member were filing a separate tax return under the Code. For purposes of determining the "separate return federal minimum tax liability" of a Member, the provisions of Subparagraphs a and b of Paragraph 3 of this Agreement shall apply, to the extent applicable. Moreover, to the extent adopted by the president of Parent in his capacity as administrator of this Agreement, the principals of Proposed Regulations Section 1.1502-55 dealing with computation of alternative minimum tax of consolidated groups, shall be employed in this paragraph 4.

        5. RULES REGARDING ALLOCATION METHOD. Regarding the application of the allocation method in Paragraphs 3 and 4 of this Agreement, it is acknowledged that the amount of consolidated federal regular income tax liability or the consolidated federal minimum tax liability of the TPC Affiliated Group allocated to each Member under the method elected in Paragraph 2 of this Agreement shall
(i) decrease the earnings and profits of such Member, and (ii) be treated as a liability of such Member for such amount.

        6. ADMINISTRATION OF TAX ALLOCATION AGREEMENT. The provisions of this Agreement shall be administered by the chief financial officer of Parent.

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        7. PAYMENTS. Each Member shall pay the Parent its allocated consolidated federal regular income tax liability and/or consolidated federal minimum tax liability as determined under Paragraphs 3 and 4 of this Agreement. Payments are to be made no later than thirty days after the date of filing of the consolidated federal income tax return for such taxable year.

        8. ESTIMATED TAX ASSESSMENT. The chief financial officer of Parent shall have the right to assess Members their share of estimated tax payments to be made on the projected consolidated federal income tax liability for each year. Payment to the chief financial officer shall be made ten days after such assessment. Such member will receive credit for such prepayments in the year-end computation under Paragraph 7 of this Agreement.

        9. CARRY BACK OR FORWARD OF CONSOLIDATED NET OPERATING LOSS OR CREDIT TO SEPARATE RETURN YEAR OR CONSOLIDATED RETURN YEAR FOR OTHER AFFILIATED GROUP. If part or all of an unused consolidated net operating loss or tax credit is allocated to a Member pursuant to Section 1.1502-79 of the Regulations, and it is carried back or forwarded to a year in which such Member filed a separate income tax return or a consolidated federal income tax return with another affiliated group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such Member. (If such refund or reduction goes to some entity other than the Member, then such entity shall pay over such amount to the Member.) Notwithstanding the above, the Parent shall determine whether an election shall be made not to carryback any consolidated net operating loss arising in a consolidated return year (including any portion allocated to a Member under Section 1.1502- 79) in accordance with Section 172(b)(3)(C) of the Code.

        10. ADJUSTMENT TO CONSOLIDATED FEDERAL INCOME TAX LIABILITY. If the consolidated federal income tax liability of the TPC Affiliated Group is adjusted for any taxable period, whether by means of an amended return, claim for refund, or after-tax audit by the Service, the liability of each Member shall be recomputed under Paragraphs 2, 3 and 4 of this Agreement to give effect to such adjustments. In the case of a refund, the Parent shall make payment to each Member for its shares of the refund, determined in the same manner as in Paragraph 7 of this Agreement, within thirty days after the refund is received by the Parent, and in the case of an increase in tax liability, each Member shall pay to the Parent its allocable share of such increased tax liability within ten days after receiving notice of such liability from the Parent. If any interest is to be paid or received as a result of a consolidated federal income tax deficiency or refund, such interest shall be allocated to the Members in the ratio each Member's change on consolidated federal income tax liability bears to the total change in tax liability. Any penalty shall be allocated upon such basis as the chief financial officer of the Parent deems just and proper in view of all applicable circumstances.

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        11. TERM. This Agreement shall apply to the taxable year specified in the preamble of this Agreement, and all subsequent taxable years, unless the Members agree in writing to terminate the Agreement. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

        12. ASSIGNABILITY. The Agreement shall not be assignable by any Member without the prior written consent of the others.

        13. AVAILABILITY OF RECORDS. All material including, but not limited to, returns, supporting schedules, work papers, correspondence, and other documents relating to the consolidated federal income tax returns filed for a taxable year during which this Agreement was in effect shall be made available to any Member to the Agreement during regular business hours for a minimum period equal to applicable federal record retention requirements.

        14. RESOLUTION OF DISPUTES. A dispute or difference between the parties with respect to the operation or interpretation of this Agreement shall be decided by three arbitrators who must all be certified public accountants. Each Member (or if there are more than three members, all members will be divided into three groups) shall elect an arbitrator. The court of arbitrators shall be held in the office of Parent. The parties shall bear the cost of arbitration, including all fees for attorneys and accountants, in a ratio to be determined by Parent.

        15. DEPARTURE OF MEMBER FROM TPC AFFILIATED GROUP. Any Member which leaves the consolidated group shall be bound by this Agreement.

        16. ADDITIONAL MEMBERS. The Members hereto specifically recognize that from time to time other companies may become Members of the TPC Affiliated Group and hereby agree that such new Members may become parties to this Agreement by executing the master copy of this Agreement which shall be maintained at Parent's headquarters. It will not be necessary for all the other Members to resign the Agreement but the new Member may simply sign the existing Agreement and it will be effective as if the old Members had resigned.

        17. CHANGE IN CONSOLIDATED INCOME TAX LAW. Any alteration, modification, addition, deletion, or other change in the consolidated income tax return provision of the Code or the regulations thereunder shall automatically be applicable to this Agreement mutatis mutandis.

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        18. CONTINUATION OF AGREEMENT. Failure of one or more parties hereto to qualify by meeting the definition of Member of the "TPC Affiliated Group" shall not operate to terminate this Agreement with respect to the other parties as long as two or more parties hereto continue so to qualify.

        19. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the respective successors and assigns of the parties hereto; but no assignment shall relieve any party's obligations hereunder without the written consent of the other parties.

        20. CHOICE OF LAW. This Agreement shall be governed by the laws of the State of Delaware.

        IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective as of the date first written above.

                                     PARENT

                                            Texas Petrochemical Holdings, Inc.

                                            By:
                                            Name:
Date: ________                              Title:


                                  SUBSIDIARIES

                                            TPC Holding Corporation

                                            By:
                                            Name:
Date: ________                              Title:


                                            Texas Petrochemical Corporation

                                            By:
                                            Name:
Date: ________                              Title:

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                                            Texas Butylene Chemical Corporation

                                            By:
                                            Name:
Date: ________                              Title:


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